 Exhibit 5.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Ero Copper Corp.

We consent to the use of our report dated March 6, 2025 on the consolidated financial statements of Ero Copper Corp. which comprise the consolidated statements of financial position as of December 31, 2024 and 2023, the related consolidated statements of operations and comprehensive (loss) income, cash flows and changes in shareholders’ equity for each of the years in the two-year period ended December 31, 2024 and the related notes, and our report dated March 6, 2025 on the effectiveness of internal control over financial reporting as of December 31, 2024 incorporated by reference in the Registration Statement on Form F-10 dated August 29, 2025 of Ero Copper Corp.

/s/ KPMG LLP

Chartered Professional Accountants

August 29, 2025

Vancouver, Canada